Exhibit 10-Q-7

[FORD LOGO]

March      , 2005

Dear                     ,

      As communicated to you, you have been granted the opportunity to earn Restricted Stock Equivalents (RSEs) [valued at up to $                    ] [in addition to Stock Options and Performance Stock Rights (PSRs) as part of your March 2005 stock-based grants].

      [Total Stock-Based Award Summary

•	Stock Options (Stock—Options)

•	RSEs ($ Maximum Value (2005 performance period – assumes 100% objectives achieved)

•	PSRs (PSRs) (2005-2007 PSR performance period – assumes 100% target level achieved)]

      This letter summarizes the terms of your RSE opportunity.

      [The maximum value of the RSEs that may be granted to you in March 2006 based on 2005 performance against objectives was calculated by converting half of the value of the amount of stock options [and other long-term incentive awards] that you otherwise would have received in March 2005] to an equivalent value of RSEs.] [As a hypothetical example, if you were planned for a stock option grant covering 50,000 shares, you would instead be granted stock options covering 25,000 shares plus the opportunity to earn RSEs calculated as follows (assuming a Black-Scholes value of $4.90 per share on March 11, 2005: [25,000 options x $4.90] = $122,500 maximum value of RSEs that may be awarded in March 2006).]*

      Your leadership and performance towards the achievement of specific 2005 Objectives, which will be established and provided to you, will be reviewed at the end of 2005 and used to determine the value of any final RSE award. Your objectives will be specifically set for you, and will include [some or all of] these elements:

•	Company Performance, [ % weight]

•	Strategic Direction and Operational Effectiveness [ % weight]

•	Leadership [ % weight]

•	People and Culture [ % weight]

      The Compensation Committee of the Board of Directors will determine the value of the final RSE award that is earned by you for 2005. The RSEs to be awarded in March 2006 will be based on the Fair Market Value of Common Stock on the date of award. The RSEs are subject to a one-year restriction period and will pay dividend equivalents. They do not have voting rights. As soon as practicable after the restrictions lapse, shares of Ford Motor Company common stock will be issued to you for this award[, less any shares withheld to cover any tax liability on the value of the grant].

      [For employees on US Payroll, if the tax law permits, you may be provided the option to defer distribution of the value of the RSE award, less applicable taxes, determined at the time the restrictions lapse, into the Deferred Compensation Plan (DCP). If this deferral option is available, we would expect that such election would be made at least 6 months prior to the end of the 2005 performance period.]

      RSEs are subject to the terms and conditions of the 1998 Long-Term Incentive Plan. Attachment A provides some Q&A’s regarding RSEs.

      If you have any questions regarding your RSE opportunity, please contact                                at                                                    or                                at                                                   .

Regards,

, Executive Director
Compensation & Benefits

      For your information, the Fair Market Value of Ford Motor Company Common Stock on                     , 2005 (average of highest and lowest trading prices on the NYSE on that date) was $                    /share. The Black-Scholes value (calculated by Hewitt & Associates) was $                    /per share.

Attachment

Attachment

PERFORMANCE-BASED RESTRICTED STOCK EQUIVALENTS

What is a Restricted Stock Equivalent (RSE)?

      RSEs may be awarded to you based on achievement of specific objectives. RSEs are phantom shares of Ford Common Stock that convert to bonafide shares of Ford Common Stock after a specified, time-based restriction period. Because they are not “real” shares until the restriction period ends, you will not be eligible to vote the shares, nor are the shares registered in your name. The restriction period for any RSE award granted to you in 2006, based on achievement of specific objectives for 2005, is one year from the date of the award.

Will I Receive Dividends on my RSE Award During the Restriction Period?

      Since you do not actually own shares of stock, you will not receive dividends. However, you will receive cash dividend equivalents during the restriction period that mirror any cash dividend payment on Ford Common Stock. These payments will be made quarterly by Payroll as soon as practicable after the dividend payment date.

What Happens When the Restriction Period Lifts?

      At the end of the restriction period, RSEs will be converted to real shares of Ford stock based on the FMV of Ford Common Stock on that date. Taxes will be paid through share withholding, and a book entry account of the net shares will be set up at EquiServe in your name. The shares carry voting rights and you will receive any dividends paid.

What About Taxes?

      RSEs are not recognized as taxable income at the time the award is made. As soon as practicable after the restriction period ends, shares of Ford Common Stock will be issued to you for this award, less shares withheld to cover any tax liability on the value of the award. Your quarterly dividend equivalent payments are taxed as regular income during the restriction period and payroll will handle the withholding before the payment is made to you.

[Can I Defer the Shares When the Restriction Lapses?

      For US employees only, you may have the option to defer distribution of the award. Internal Revenue Code section 409A was enacted by the American Jobs Creation Act of 2004 and is effective for compensation deferred on or after January 1, 2005. Under this new provision, compensation which is “performance based” can be deferred if a timely election is made at least 6 months prior to the end of the performance period. We intend that any RSEs granted in 2006 based on achievement of specific objectives for 2005 will be considered performance based and, if so, you will then have an opportunity to defer receipt. We are awaiting guidance from the IRS on this issue. Assuming the RSEs are considered performance based, you will be offered the alternative to defer the value of the RSEs, less any applicable taxes, into the Deferred Compensation Plan (DCP). The RSE value would be determined based on the Fair Market Value (FMV) of Ford Common Stock on the date the restrictions lapse. Deferring into the DCP will allow you to defer federal income tax on the award until a later date (however, FICA, plus federal and local tax on the FICA amount, must still be withheld on the date the restrictions lapse. The deferred RSE value, less any applicable taxes, will be credited to a book-entry deferral account as units in the Ford Stock Fund only (using the closing price on the date of deferral), and will be distributed in shares of Ford Common Stock, less shares withheld to cover taxes, at the end of the deferral period. After being credited to your DCP deferral account, your RSE deferral account, ultimate share distribution, and related share withholding to pay taxes, will be based on the closing price of the Ford Stock Fund. You will not be able to transfer or reallocate your RSE deferral account balance to other measurement options. Remember that amounts deferred into the DCP will be subject to new Code section 409A, which, among other things, restricts your ability to make “second look elections” and may delay your distribution by 6 months if you are one of the 50 most highly compensated officers when you retire or otherwise separate from employment. We will notify you well in advance of any deferral opportunities.]

Are There Any Other Conditions Related to the RSEs?

      There are several other conditions that you should be aware of:

5)	If you terminate your employment for any reason other than death, disability or approved retirement before the restriction period expires, your grant will automatically be forfeited.

6)	You must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of non-fulfillment of this condition, your rights in the RSE grant, including the right to have the grant converted to real shares of Ford stock at the end of the restriction period, will be forfeited and cancelled.

7)	Your rights in the RSE grant, including the right to have the grant converted to real shares of Ford Stock at the end of the restriction period, will be forfeited and cancelled if it is determined that you have acted in a manner inimical to the best interests of the Company.

8)	Any RSEs awarded to you will be subject to the terms and conditions of the 1998 Long-Term Incentive Plan.

9)	If you defer the RSE value into the DCP, the deferral will be subject to the terms and conditions of the DCP, including conditions relating to inimical conduct.

*	The FMV is the average of the high and low price of Ford Common Stock trading on the New York Stock Exchange on the applicable date.